Exhibit 99.1

Lennox International Appoints Michael Blatz President and COO Service Experts Following Retirement of Scott Boxer

DALLAS, May 26 – Lennox International Inc. (NYSE: LII) today announced the appointment of Michael J. Blatz as president and chief operating officer of its Service Experts business segment, effective July 1, 2010. Blatz succeeds Scott Boxer, who has elected to retire effective June 30, 2010.

“I’d like to thank Scott for his many outstanding contributions to LII over the last 12 years, including his leadership of Service Experts since 2003, and wish him a healthy and happy retirement,” said Todd Bluedorn, LII chief executive officer. “Michael’s strong operational focus will help us build upon our solid foundation for growth in Service Experts.”
Blatz most recently served as executive vice president, operations, successfully driving LII’s material savings, factory productivity and operations excellence initiatives, while also dramatically improving safety performance. Prior to joining LII in 2007, Blatz was vice president and general manager for Tyler Refrigeration, a division of Carrier Corporation. Before joining Carrier Corporation, Blatz served as director of operations and director of worldwide procurement at Dell Computer Corporation and held engineering and product development roles at Case Corporation. Blatz graduated with distinction from the United States Military Academy at West Point with a BS in mechanical engineering, and later earned an MBA and an MS in mechanical engineering, both from the Massachusetts Institute of Technology.
Through its subsidiaries, Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at http://ww.lennoxinternational.com or by contacting Ozzie Buckler, director, communications and public relations, at 972-497-7456.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Lennox International’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.